Exhibit 8.1

The following table sets forth the details of our principle subsidiaries and significant PRC-incorporated affiliates as of December 31, 2012:

	Jurisdiction of	Legal Ownership
Name	Incorporation	Interest
Fortune Software (Beijing) Co., Ltd.	PRC	100%
China Finance Online (Beijing) Co., Ltd.	PRC	100%
Beijing Fuhua Innovation Technology Development Co., Ltd. *	PRC	Nil
Fortune (Beijing) Success Technology Co., Ltd.	PRC	100%
Beijing Chuangying Advisory and Investment Co., Ltd.*	PRC	Nil
Shanghai Meining Computer Software Co., Ltd.*	PRC	Nil
Zhengning Information & Technology (Shanghai) Co., Ltd.	PRC	100%
Shanghai Chongzhi Co., Ltd.*	PRC	Nil
Fortune (Beijing) Qicheng Technology Co., Ltd.*	PRC	Nil
Shanghai Stockstar Securities Advisory and Investment Co., Ltd. *	PRC	Nil
Jujin Software (Shenzhen) Co., Ltd.	PRC	100%
Shenzhen Genius Information Technology Co., Ltd.	PRC	100%
Shenzhen Shangtong Software Co., Ltd. *	PRC	Nil
Shenzhen Newrand Securities Advisory and Investment Co., Ltd.*	PRC	Nil
Stockstar Information Technology (Shanghai) Co., Ltd.	PRC	100%
iSTAR Financial Holdings Limited	BVI	85%
iSTAR International Securities Co. Limited	Hong Kong	85%
iSTAR International Futures Co. Limited	Hong Kong	85%
iSTAR International Wealth Management Co. Limited	Hong Kong	85%
iSTAR International Investment Services Co. Limited	Hong Kong	85%
iSTAR International Credit Co. Limited	Hong Kong	85%
Hong Kong Genius Information Technology Co., Ltd.	Hong Kong	100%

__________
*Denotes variable interest entity or subsidiaries of variable interest entities